Exhibit 99.1

▬	MANAGEMENT DISCUSSION SECTION
Operator: Good day, ladies and gentlemen, and welcome to your Q4 2009 Columbia Laboratories Earnings Conference Call. [Operator Instructions] Later we will conduct a question-and-answer session and instructions will be given at that time. [Operator Instructions] As a reminder this conference is being recorded. I would now like to introduce Mr. Seth Lewis. Please go ahead.
Seth Lewis, Investor Relations, The Trout Group
Thank you, and thank you for joining us this morning for Columbia Laboratories’ Fourth Quarter and Year End 2009 Financial Results Conference Call. My name is Seth Lewis of the Trout Group, Columbia’s Investor Relations Firm. With me this morning are Frank Condella, Interim Chief Executive Officer, and Larry Gyenes, Senior Vice President, Chief Financial Officer and Treasurer of Columbia Laboratories. If you’ve not received the press release that Columbia issued this morning, it’s available on the company’s website at www.columbialabs.com.
During the course of this call management will make projections and other forward-looking remarks regarding future events and the company’s future performance. These forward-looking statements reflect Columbia’s perspective on all current trends and information and can be identified by such words as expect, plan, will, may, anticipate, believe, should, intend, estimate and other words of similar meaning. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties including those noted in Columbia’s filings with the SEC on Forms 10-K, 10-Q and 8-K. Actual results may differ materially from those projected in the forward-looking statements. Columbia disclaims any intent or obligation to update these forward-looking statements.
For the benefit of those who may be listening to the replay, this call was held and recorded on March 11, 2010. Since then Columbia may have made announcements related to the topics discussed so please reference the company’s most recent press releases and SEC filings. With that I’ll turn the call over to Frank Condella.
Frank C. Condella, Jr., Interim Chief Executive Officer
Thanks, Seth, and good morning, everyone. In 2009 our core priorities were building CRINONE 8% revenues in the United States, paving the way for future growth by advancing the Phase III PREGNANT study, and exploring potential partnerships that would maximize the pre-term birth opportunity. We achieved these goals. Total domestic progesterone product sales increased 5% driven by CRINONE revenues which were up 10% year-over-year. The PREGNANT study is over 85% enrolled and on track to complete enrollment in the second quarter and as we announced last week we have entered into an agreement with a well-respected large cap pharmaceutical company, Watson Pharmaceuticals, which we believe will benefit our shareholders both in the near and long-term.
Following stockholder approval of this transaction, we will sell substantially all of our progesterone-related assets and 11.2 million shares of Columbia common stock to Watson. Watson will assume all U.S. sales, marketing and distribution activities for CRINONE and PROCHIEVE in infertility. Columbia will continue to manufacture the products and retain all rights necessary to perform our obligations under our agreement with Merck Serono. Watson will also have the right to designate a candidate to be nominated for Columbia’s board of directors. For this, Watson will pay us $47 million upfront, plus double-digit royalties on annual product sales. Also, Watson will fund a joint lifecycle management program and Columbia will be eligible to receive an additional $45.5 million on the achievement of certain success milestones related to the pre-term birth indication.

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We would use most of the $47 million in initial proceeds from the Watson agreement to retire our debt and strengthen Columbia’s balance sheet. We believe this transaction offers a fair value for the current Infertility business and places our progesterone products with a partner whose intent is to grow the business more rapidly with greater resources and to protect that business from generic competition by investing in the rapid development of a second generation progesterone product. We believe the transaction protects holders of our common stock against downside risk in our pre-term clinical program while capturing the value of the pre-term birth opportunity for our stockholders.
I will discuss our business and the Watson transaction in more detail later in the call. But first, Larry will review the quarter and year-end results. Larry?
Lawrence A. Gyenes, Senior Vice President, Chief Financial Officer and Treasurer
Thanks, Frank. Let’s start with the financial results for the fourth quarter. Net revenues for the fourth quarter of 2009 were $8.5 million compared to $7 million for the fourth quarter of 2008. Total net revenues from progesterone products increased 23% to $6.3 million in the fourth quarter of 2009 as compared to $5.2 million in the fourth quarter of 2008. Net revenues from domestic CRINONE sales increased 31% and foreign CRINONE net revenues increased 24% from the fourth quarter of 2008. Net revenues for PROCHIEVE 8%, which Columbia is no longer actively promoting, were $0.1 million lower than for the same period in 2008. Net revenues from other products were $2.2 million in the fourth quarter of 2009 compared to $1.9 million in the fourth quarter of 2008. On October 31, 2009 our supply agreement with Lil’ Drug Store Products, Inc. for RepHresh and Replens expired. We no longer supply them with these products and therefore expect no further revenues from RepHresh and Replens.
Net revenues from domestic STRIANT for the fourth quarter of 2009 increased 2% compared to the fourth quarter of 2008. There were no international sales for STRIANT in the fourth quarter of either year.
Our gross profit was $6 million in the fourth quarter of 2009 compared to $4.9 million in the fourth quarter of 2008. Gross margins improved to 71% from 69% in the 2008 fourth quarter. The increase is primarily attributable to the improved sales of higher margin progesterone products.
Our total operating expenses were $9.4 million in the fourth quarter of 2009 compared to $7.3 million in the prior year period. Selling and distribution expenses were $3 million in the fourth quarter of 2009, up slightly from $2.9 million in 2008. General and administrative costs were $2.9 million in the fourth quarter of 2009, up from $2 million in 2008 primarily reflecting higher legal expenses. Research and development costs increased $2.4 million in the fourth quarter of 2009 from $1.2 million in 2008 reflecting higher clinical trial expenses for the PREGNANT study due to increased patient enrollment.
We amortized $1.3 million of the acquisition cost of the U.S. license rights of CRINONE in the fourth quarters of both 2009 and 2008. Other income and expense aggregated to a net expense of $2.4 million for the fourth quarter of 2009 compared to a net expense of $1.9 million in the fourth quarter of 2008 primarily reflecting higher non-cash interest expense attributable to the amortization of warrant costs related to the extension of the PharmaBio debt.
As a result, the net loss was $5.4 million or $0.08 per basic and diluted share for the fourth quarter of 2009 as compared to a net loss of $3.5 million or $0.07 per basic and diluted share for the fourth quarter of 2008.
Turning to the full year results, net revenues for the year ended December 31, 2009 were $32.2 million compared to net revenues of $36.2 million for the year ended December 31, 2008. Net

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revenues from progesterone products decreased 1% to $23.8 million from $24.1 million in 2008 due to lower net revenues from CRINONE outside the U.S. While sales volumes for CRINONE for non-U.S. markets were 8% higher than in 2008, CRINONE net revenues from foreign sales were 6% lower than in 2008. The decrease is attributable to lower selling prices due to foreign exchange rates relative to the dollar and price adjustments for government tenders.
Net revenues from domestic progesterone products increased 5% over 2008. This increase was driven by a 10% increase in CRINONE sales offset by lower sales of PROCHIEVE. Our sales force has only been promoting the CRINONE brand and their efforts resulted in a 14% increase in total CRINONE prescriptions in 2009. These increases were achieved despite a major economic downturn during 2009, impacting patients’ decisions to postpone or forego elective infertility procedures which are not reimbursed by health insurers in many major markets.
PROCHIEVE 8% net revenues in 2009 were $1.6 million or $0.5 million below net revenues of $2.1 million for the same period last year. As a reminder, though this brand is commercially available, we are no longer promoting PROCHIEVE for infertility. There were no revenues from PROCHIEVE 4% in 2009 as prescriptions generated by our partner of Ascend Therapeutics were filled from their inventory. Our license and supply agreement with Ascend will conclude on July 23, 2010.
To help stockholders better understand how the Watson transaction would impact our business; let’s look at the overall product profit contributions.
We sell CRINONE and PROCHIEVE 8% in the U.S. Net U.S. sales from these products was $15.2 million in 2009. After deducting cost of goods and the $12 million of direct sales and marketing expense, our U.S. progesterone products contributed only $1.7 million toward offsetting General and Administrative, R&D and interest expenses. For us to realize the same level of contribution at the 10% royalty rate under the Watson agreement, Watson would only need to grow these product revenues by 12% to $17 million which we believe is not an insurmountable task given the size of their sales force and the expanded target group to whom they will be detailing CRINONE for infertility.
Net revenues from other products decreased 31% to $8.4 million from $12.1 million in 2008.
During the third quarter of 2008, the company recognized $2.9 million of deferred revenue from the cancellation of the Ardana contract for STRIANT, due to Ardana’s bankruptcy. Ardana’s bankruptcy resulted in the absence of international STRIANT sales in 2009. Net revenues from domestic STRIANT for 2009 were 1.9 million, which was $0.2 million lower than 2008 levels. Combined net revenues for RepHresh and Replens under The Lil’ Drug Store contract were unchanged from 2008 levels. As I mentioned previously, that contract ended in October, 2009 and Columbia no longer supplies LDS with those products. Gross profit as a percentage of net revenues was 71% in 2009, compared to 70% in 2008, reflecting the improved product sales mix in 2009.
Turning to expenses in more detail, total operating expenses were $36.2 million in 2009, an 11% increase compared to $32.5 million in 2008. Selling and distribution expenses decreased 6% to $12 million, from $12.7 in 2008. The decrease primarily reflects the leveling off of marketing expenditures from 2008 levels, when we expanded our sales organization by more than 30% and expenses incurred in generating marketing materials to support promotions. General and administrative expenses increased 23% to $10.6 million, from $8.6 million in 2008. The increase included additional legal fees for patent applications related to prevention of pre-term birth in women with a short cervix at mid-pregnancy, and fees related to the Bio-Mimetics litigation, business development activities and severance costs. Research and development costs increased by 38% to $8.6 million, from $6.2 million in 2008. The increase is primarily related to the PREGNANT study. We amortized $5 million in both 2009 and 2008 for the U.S. rights to CRINONE.

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Other income and expense netted $9.1 million in 2009, compared to $7.7 million in 2008, primarily reflecting higher non-cash amortization of interest costs, warrants and beneficial conversion features associated with the PharmaBio debt and convertible notes. As a result, the net loss was $21.9 million or $0.39 per basic and diluted share for 2009, as compared to a net loss of $14.1 million, or $0.27 per basic and diluted share for 2008. As of December 31, 2009, we had cash and cash equivalents of $14.8 million, up $7.3 million from the immediately preceding quarter. This includes the financing we closed in late October that raised $10.7 million in net proceeds for the sale of 10.9 million shares, and warrants to purchase an additional 5.5 million shares of common stock.
Our cash burn in the fourth quarter of 2009 was $3.2 million, in line with our stated expectations. We continue to expect a burn rate of $3 million per quarter until the closing of the transaction with Watson. With stockholders approval of the Watson transaction, we expect our burn rate will decrease thereafter to average around $1 million per quarter through the completion of the PREGNANT study. If the study data are positive we would receive a milestone payment from Watson and would expect to be cash flow positive for the next annual period.
Under the Watson agreement our out-of-pocket costs to conduct the PREGNANT study and file with the FDA, are capped at $7 million spending beginning January 1, 2010. Further, once the transaction closes Watson will fund the development of our next generation progesterone product candidate. We do not intend to incur any other R&D expense until we have sufficient revenues to cover our core operating costs. Once the Watson transaction is completed we expect significantly lower sales and marketing expenses for 2010 and beyond. Immediately upon closing Watson will assume responsibility for the U.S. sales, marketing and distribution activities for CRINONE and PROCHIEVE in Infertility. And it is our expectation that Watson will hire many of the people currently employed in our sales and marketing areas and related support personnel. We would expect to see additional savings in General and Administrative expenses primarily associated with back-office functions in support of the field force.
To sum it up, if the PREGNANT trial is successful we expect to be cash flow and earnings positive on an annual basis from that point forward with approximately $160 million in net operating loss carry forwards available to shelter future earnings. Even in the downside scenario where the trial results are negative, with the discontinuation of investment in Research and Development, we would still expect to be cash flow positive.
Frank C. Condella, Jr., Interim Chief Executive Officer
Thanks, Larry. In 2009 we achieved 5% revenue growth for our progesterone products in the United States despite a tough economy and a 4% decline in the overall Infertility market and aggressive competition. By mid-year 2010 we hope to close the Watson agreement. Until that point we expect to continue managing our business and driving growth of CRINONE in the same way that in 2009 resulted in a 10% increase in domestic CRINONE net revenues and unit volumes and a 14% increase in CRINONE prescriptions as compared to 2008 levels.
Then with stockholder approval, we will move our progesterone business over to Watson where we believe it will grow even more rapidly given the larger size and greater reach of Watson’s sales force that will bring CRINONE to a broader Ob/Gyn community while maintaining relationships with the IVF focused Infertility specialists on whom Columbia’s focused. We will receive a 10% royalty on annual net sales up to $150 million, 15% of annual net sales between 150 and $250 million and 20% of annual net sales above the $250 million annual threshold at little to no cost to Columbia.
STRIANT has remained a consistent performer for us with an attractive profit margin. Our sales and marketing activities for this product have been minimal because its prescribers differ from the target

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group of physicians we normally call on. Once the Watson transaction is approved, we aim to establish alternative promotion arrangements for STRIANT possibly through a partnership.
While our U.S. commercial operation has been effectively increasing sales in a down market, the contribution of these sales after cost of goods and direct selling and marketing expenses was only $1.7 million in 2009. This combined with associated general and administrative expense makes our ongoing business a loss making one even before R&D and interest expense.
Outside the U.S., where CRINONE’s commercialized by Merck Serono, international pricing pressures led to a 6% decrease in foreign CRINONE revenues for 2009 despite an 8% rise in sales volumes. We expect future growth outside the U.S. will be driven by emerging markets including China. The current 12-month rolling forecast for Merck Serono indicates a volume increase for 2010, so we expect a good royalty stream in 2010 and beyond as Merck Serono continues expanding CRINONE’s presence in promising new markets.
Our R&D resources remain focused on developing PROCHIEVE 8% progesterone vaginal gel for potential new indication pre-term birth. We do not intend to conduct any other R&D until our business is significantly cash positive and we have sufficient revenues to fund those programs.
We have made solid advances toward completing the PREGNANT study which we are conducting in collaboration with the NIH. This double blind placebo controlled Phase III clinical trial is evaluating PROCHIEVE 8% to reduce the risk of pre-term birth in women who have a short cervix of one to two centimeters at mid-pregnancy as measured by transvaginal ultrasound or TVU.
It is well established that short cervical length is the most powerful predictor of pre-term birth, that is, the risk of pre-term birth increases as the cervical length shortens. We aim with our study to show that treatment with our progesterone vaginal gel can lower the incidence of pre-term birth in this patient population and thereby improve infant outcomes. The PREGNANT study is designed to enroll 450 patients, and I’m pleased to say that we are approaching that number.
As of yesterday, the study cohort was 87% complete with 393 patients enrolled. Our enrollment rates have continued to increase over the past three months and we are well positioned to meet our goal of completing enrollment in the second quarter of 2010. Because we will allow patients who are in the screening process when the 450th patient is enrolled in the PREGNANT study, we may end up with a greater number of patients in this study. Any additional patients would only further increase the statistical power of this already well-powered study. Although there is still no guarantee that the study will meet its endpoint.
So to review the study timeline, we expect to complete enrollment in the second quarter of 2010. Patients are enrolled at mid-pregnancy and after allowing time for the last infant birth and data analysis, study results should be available approximately six months after enrollment is completed. Just to repeat, study results should be available approximately six months after enrollment is completed. If data are positive, we expect to file an NDA for PROCHIEVE 8% in this new indication with the FDA in 2011.
The short cervix indication is an untapped market, completely unserved at present and estimated at over $1.7 billion. If Watson were to generate for example, $300 million in annual net sales, this would give Columbia, $40 million per year in royalty income with little or no expense associated with it. The challenge here is that under the current standard of care, it is uncommon for women to have their cervical length measured at mid-pregnancy by TVU particularly for a first pregnancy. This will have to change. If PROCHIEVE 8% is proven to reduce the risk of pre-term birth in women with a short cervix, the clinical practice will have to be shifted so that a substantial percentage of pregnant women are screened for short cervix by TVU. This will require a great deal of market preparation and it is one of the many reasons we believe the Watson agreement is the best possibility opportunity for us.

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Another reason we feel strongly about partnering with Watson is their understanding of and commitment to product lifecycle management. The main patent protecting CRINONE and PROCHIEVE progesterone gels from generic competition, our Progesterone Delivery patent, expires in 2013. To protect our market position, we have begun developing a second generation vaginal progesterone product to extend the products patent life. However, we currently lack the financial and human resources to move this ahead. Lifecycle management was also a major reason for the timing of the Watson agreement. Upon closing of the transaction, Watson would provide all funding and commit internal resources to the development of the second generation vaginal progesterone product. Assuming this lifecycle management strategy is successful, we would benefit from at least six more years of sales for both infertility and short-cervix, without the risk of generic competition.
We also filed a patent application covering the use of progesterone for the short-cervix indication. We expect this use patent, if issued, will extend out to 2028. The use patent, combined with our formulation patents, we believe that our IP position could be very strong and protect our long-term royalty revenue stream. Upon approval by Columbia stockholders of the Watson transaction, Watson will pay us $47 million up front. We will use most of these proceeds to eliminate our debt. We believe that retiring this debt protects holders of our common stock in a downside scenario, while leaving the upside from the Pre-Term Birth opportunity to them as well. The remainder of the upfront payment will serve to strengthen our balance sheet.
We are also eligible to receive an additional $45.5 million on the achievement of certain success milestones related to the pre-term birth indication. Further, under the Watson agreement, Columbia will receive double-digit royalties on annual product sales for Infertility, and later if approved, for Pre-Term Birth. This is where the significant value lies in this transaction. As I mentioned before, if, for example, Watson were to sell $300 million annually in combined progesterone product sales for these indications, due to escalating royalties we would receive $40 million in royalty revenue.
Some stockholders have asked why not wait for positive results from the PREGNANT study before completing a partnership. Based upon the rigorous process we followed to identify and select a partner over the past year, we believe the structure of any partnership would be very similar to the one we forged with Watson. Further, based upon our expected timing of receiving study results in late 2010, Columbia at that point would have very little cash, and $56 million in debt due in less than 12 months, as well as an essential life cycle management program that had not progressed, and less patent life on CRINONE and PROCHIEVE. If there were to be any delay in reporting PREGNANT study results, we would not have sufficient time to negotiate a deal and still meet our debt obligations. Further, if study results were negative, we would have been severely pressed to meet those debt obligations. Closing the Watson transaction will remove this risk.
We believe the agreement with Watson Pharmaceuticals is in the best interest of the company and our stockholders, offers a fair value for our current Infertility business, and places our products with a well respected pharmaceutical company with a strong commitment to women’s health, and a clear understanding of the importance of product life cycle management. We believe that this transaction protects holders of our common stock against downside risk, while preserving for them the significant upside potential of the pre-term birth opportunity. The shareholder approval of this transaction, Columbia will emerge debt free with a stronger balance sheet, ongoing royalty revenues, potential milestone revenues, significantly lower operating cost and a clear path to profitability. With that, operator, please open the call to questions.

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▬	QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions] Our first question comes from Derek Taller from Benchmark.
<Q – Derek Taller>: Hello. I’ve a quick question on whether Watson’s going to rebrand the drug on consummation of this deal, particularly the PROCHIEVE and CRINONE dissent [ph]?
<A – Larry Gyenes>: Frank, you want to take that one?
<A – Frank Condella>: Derek, they’ve not indicated that. They’re – in part of the transaction is that they are acquiring the trademarks.
<Q – Derek Taller>: Okay. So is it reasonable to assume that they might rebrand it under their name?
<A – Frank Condella>: Well, certainly after a period of transition the packages would say CRINONE or PROCHIEVE but it would be Watson as the company rather than Columbia. It would be in Watson packaging in a reasonable period of time after a transition of inventory.
<Q – Derek Taller>: And then also with regard to the ex-U.S. rights, my understanding that Merck Serono doesn’t have rights to short cervix indication. So right now your stock is being valued as a royalty company. However, prospect of the short cervix indication being sold upon successful completion of your Phase III is still potentially out there or Watson have an opt to enforce that we’re not aware of. Can you give some detail about that?
<A – Frank Condella>: Well, I think that the Merck Serono agreement is quite clear when it comes to their current product which is the vaginal progesterone gel. And that is that they have access to improvements in that product which would include the pre-term birth. So that if Merck Serono were to pursue that indication in Europe then we would continue to receive royalties from increased sales from Merck Serono. Watson on the other hand will own the pre-term birth patent if it issues, the use patent and we filed that in many countries worldwide, and also Watson may have the ability to market the second generation product in certain markets, but I think that, that needs to be sorted out between Watson and Merck Serono at some point, depending upon success of the preterm birth trial.
In terms of selling rights outside of the U.S., I believe that both agreements are quite comprehensive and covers the pre-term birth opportunity and we would get additional milestones from Watson or additional royalties from Watson or Merck Serono should they pursue it. Now having said that, the European market is very different so we’re not sure at this point, although we’ve done some initial work, of what the regulatory requirements are in Europe. Whether one study would suffice or whether another study would be required. There’s also reference pricing in many countries in Europe that all have to be considered before commercializing pre-term birth in those countries and then of course in the rest of the world. We’ll have to investigate that once we have positive trial results.
<Q – Derek Taller>: Just to be clear, it’s my understanding that those rights, ex-U.S., are not, Merck Serono doesn’t have exclusivity for the short cervix indication and right now you’re telling me that they possibly do but...
<A – Frank Condella>: They would have rights to use the data from the PREGNANT trial for the progesterone vaginal gel product that they currently market. Now I don’t know whether that would give them the ability to get a regulatory approval for the use of progesterone vaginal gel in short cervix. Also as I said there’s a use patent situation that would need to be clarified. But as we’ve said in all of our press releases is that our agreement with Watson protects our ability to meet our

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obligations under the Merck Serono agreement. But their rights for the current progesterone gel product are quite comprehensive.
<Q – Derek Taller>: Then also is there a breakup fee attached to this deal and what is it? It’s my understanding it’s about two million or so.
<A – Frank Condella>: Yes. It’s $2 million.
<Q – Derek Taller>: Okay. So if another bidder came in here and said they had interest at a much higher price, is it reasonable to assume that you are still possibly in discussions with other potential acquirers of the product? Because right now you haven’t extracted as much value as shareholders would like to see.
<A – Frank Condella>: I think that we believe that this is through a very rigorous process for over a year that we have brought forward to shareholders the best deal that we could possibly do and if there had been a better deal available from all the companies that we entered into negotiations, then we would have brought that to shareholders obviously. If there is a superior proposal that’s brought to us, we’re not able to solicit at this time, but if someone else brought a proposal to us, obviously we would have to respond. And that’s all well within the rights under the agreement.
<Q – Derek Taller>: And then is there a chance that this deal could close sooner than you’re suggesting?
<A – Frank Condella>: Well we’re hoping to close as soon as possible. We’ve got the proxy statement will be filed with the SEC within two weeks and then depending upon how long it takes the SEC to review the proxy will determine how quickly we can get it out to shareholders and to schedule a vote.
<Q – Derek Taller>: And then again on cash flow. Can you go over some of the assumptions you’re making to get to cash flow positive? In the absence of a successful completion of this trial?
<A – Lawrence Gyenes>: Yes. Basically with the elimination of all sales and distribution expenses, okay, a reduction in G&A expenses and the foregoing any additional Research and Development expenses, we would have sufficient revenues from the Merck Serono arrangement and as well as the Watson arrangement to be in a cash flow positive situation.
<A – Frank Condella>: Also, just to add to that Larry, we won’t have any further interest expense.
<A – Lawrence Gyenes>: That’s correct.
Operator: Our next question comes from Boris Peaker [ph] from Rodman & Renshaw.
<Q>: Hello, can you hear me?
<A – Frank Condella>: Yes, Boris [ph].
<Q>: Yes, hi. Thanks for taking my questions. One thing I’d like to understand a little more is the negotiation of the Watson transaction. On the call you mentioned that you estimated the total market size for short cervix being in excess of $1 billion. I just want to kind of get a sense of what peak sales you’ve discussed with Watson in your negotiation?
<A – Frank Condella>: Well, Boris [ph] this is Frank, I’ll take that question. We’ve done an estimate of the market size by taking the number, a percentage of women who have a cervical length at mid-pregnancy less than three centimeters. This is a slide we used at our investor day presentation and you get about 4% of the women in the one to two centimeters and then there’s another 26% in the

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Columbia Laboratories, Inc. CBRX Q4 2009 Earnings Call Mar. 11, 2010 Company3 Ticker3 Event Type3 Date3
up to three centimeters. Now obviously we think that initially our study is in the one to two centimeters and we think that that will be a compelling case to use the product in there. But we also believe that there will be wider use and potential use in the broader audience up to three centimeters. And we’ve also used an assumption in getting to that, that every woman would be treated and at the current pricing levels of CRINONE or PROCHIEVE.
And we’ve done some work in estimating the potential for price increases and we found that there would certainly be in our initial research the ability to support a much higher price level for the pre-term birth indication in the current price level which is really driven more from a competitive infertility market. So pricing is completely – would completely be within Watson’s responsibility and they ultimately set the price. And so, it’s going to be a mix of market penetration and price. And so, while Watson has shared some forecasts with us, I really can’t share those with you. That would be up to them to do that. And I just used an example of 300 million which many people would think is a pretty conservative estimate of what this product could do that we would receive 40 million in royalty revenues based on the escalating royalty rates.
Obviously, if it were 500 million, then it would be much more and beyond. So that’s why this type of arrangement with the royalties, we get to at little or no cost realize all the upside potential of the pre-term birth.
<Q>: I see. And what incentive in the deal structure does Watson have in order to kind of aggressively market your product? Are there any kinds of milestones – is there any way that this could revert back to you if they’re not doing enough deals in commercializing it assuming success in short cervix?
<A – Frank Condella>: There’s obligations in the agreement, we have a joint commercialization committee which will be working together. We’re going to be supplying the product. And so, we’re going to continue to be partners. And in fact, I mean Watson is taking an equity position for Columbia so I believe it wants to see Columbia to be successful. Also, there’s a huge economic incentive. They’re going to have paid us over $90 million to have this pre-term birth indication and they will be receiving about, after royalties and cost of goods, anywhere of 70 to 80% margin on that.
So I think there’s a huge economic incentive for them to maximize the opportunity. Other part of this agreement, which I tried to emphasize in our call, is the Watson investment in life cycle management. We know what we estimated that our costs, if we were doing that, would have been tens of millions of dollars. We’re going to benefit from Watson investing shortly after close, and in moving this life cycle management ahead much faster than we could afford to do, and that will preserve our royalty stream for a longer period of time.
<Q>: Okay. And now on the debt, you’re planning to retire debt over a year before it’s due. Are there any covenants that are driving your decision? Anything there that has to do with clinical trial risk?
<A – Lawrence Gyenes>: No, there is not. The only issue that we had and that we had to contend with was that in order to get this transaction done, we had to retire or get the agreement of at least 75% of the noteholders to waive their ability to put the $40 million of debt to us. 40 million in all cash was not affordable, and therefore would nix the transaction. Therefore, we did the deal that we did at 26 million of cash, plus the warrants and common shares, and that permits us to move forward in a fairly unencumbered way.
<Q>: Okay.
<A – Frank Condella>: And I would just add to that, that all of the interested parties in this Pre-Term Birth opportunity saw the connection between the Infertility business and the Pre-Term Birth,

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Columbia Laboratories, Inc. CBRX Q4 2009 Earnings Call Mar. 11, 2010 Company3 Ticker3 Event Type3 Date3
in that CRINONE and PROCHIEVE are the same product, and that whoever was interested in the Pre-Term Birth had to have control of the Infertility franchise to prevent sales leakage, and to be able to ultimately control pricing decisions.
<Q>: Okay. And my last question is if the PREGNANT study fails, for example, where do you see the company two to three years from now? What would you be doing?
<A – Frank Condella>: Well I think we would be a much smaller company with some positive cash flow, but with a good technology base. And I think that we would still hope to find some partnerships to generate some sales revenues and profits. But we’d have to take a hard look at it and to see what our cash flow was, and what we could support, or what kind of partnerships may be self-funding in development of those products. But I tried to be clear that between now and the results of the PREGNANT trial; the only thing that Columbia’s spending R&D dollars on is the PREGNANT trial. Once we know the results of that, we’re either going to have significant cash flow positive in the future, or we’re going to have a more modest cash flow positive. And I think until we can really project that out, look at our development costs and potential other ideas, we won’t be able to be certain. We have given examples where we could take a product and develop it through to Phase II for as little as $3 million, but again we’d have to have a better quantification of what our cash flow is at that point.
Operator: Our next question comes from Walter Schenker from Titan Capital.
<Q – Walter Schenker>: I actually have two questions. The first of which is, since I didn’t understand the discussion of international rights given the fact that Merck Serono has full rights but then you may have a patent which, if you have a use patent for short cervix does that affect Merck Serono’s ability to market this product? Does their full rights to a progesterone product regardless of any additional patents you later get?
<A – Frank Condella>: Well first of all the patent has only been filed in the European countries. We don’t have any word yet of whether or not we’re going to have that issued.
<Q – Walter Schenker>: But if it’s not issued, it’s moot, so why don’t we assume it’s issued.
<A – Frank Condella>: Right, and until we get some sort of response from them we don’t know the claims. But I think it’s, I don’t know Larry, do you want to comment on that, maybe you have a better sense of how to respond to that question?
<A – Lawrence Gyenes>: Yes, I think what we do is basically if that patent is granted as it relates to the gel product in short cervix that the Merck Serono would get a license for the use of that patent. Okay? In those particular markets where it has the rights to the gel product.
<Q – Walter Schenker>: Okay. And just since I don’t remember, Merck Serono’s royalty rate is?
<A – Lawrence Gyenes>: It’s 30%.
<Q – Walter Schenker>: Okay. So we wouldn’t be unhappy if they were to sell large amounts of the product for a short cervix?
<A – Lawrence Gyenes>: We’d be thrilled.
<Q – Walter Schenker>: Okay. Second question. The agreement and I don’t have the statistical background, when it reviews the milestones for a successful trial, refers to a number of different results and p-values, is it possible for the uneducated to just in layman’s English sort of walk through the milestones? And is there any way to explain what those results ought to mean?

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Columbia Laboratories, Inc. CBRX Q4 2009 Earnings Call Mar. 11, 2010 Company3 Ticker3 Event Type3 Date3
<A – Frank Condella>: Well since I’m not a statistician, Walter I’ll try to address that. The milestone, the only difference is between is $6 or $8 million and the only difference between the two you have to have a statistically significant result. That is that the number of women delivering preterm on placebo would be statistically higher than those treated with PROCHIEVE. Now there’s a statistical value power called the p-value and it’s 0.05. That’s less strong if you will than 0.01. So it’s more statistically significant if it’s 0.01 versus 0.05. 0.05 is still statistically significant. If we achieve a 0.05 outcome of statistical significance we get $6 million. If we receive a 0.01 of statistical significance we would receive $8 million. The study is powered to achieve the 0.01.
<Q – Walter Schenker>: And it is our expectation at 0.05 or whatever the less good result that would still be sufficiently significant we believe for the FDA to look at this and say yes, that’s a positive result?
<A – Frank Condella>: Yes. There’s another secondary endpoint which is, involving the outcome of the infant. The primary outcome is just whether or not there’s a preterm birth. The second is the outcome of the infant. And we believe that even with a 0.05 on a preterm birth, if we show a very strong positive outcome with the infants that are born that, that would be a compelling argument for the FDA. Certainly it would be better to have 0.01, but we still think we have a good argument, and so does Watson, with a 0.05.
<Q – Walter Schenker>: Thank you.
Operator: [Operator Instructions] Our next question comes form Thomas McCarthy from Raymond James Financial.
<Q – Thomas McCarthy>: My remaining question is when does the agreement with Merck Serono end?
<A – Lawrence Gyenes>: The agreement actually has an automatic extension for five years which would take us out to 2015.
<Q – Thomas McCarthy>: Okay. And at that point, you start all over again in terms of negotiation?
<A – Lawrence Gyenes>: No. Let me restate that. I’m being counseled by my counsel here. The agreement is currently being discussed for renewal in May of this year and would extend for five years, not automatically renew.
<A – Frank Condella>: Maybe just to clarify, we’ve got a supply agreement and we have a license agreement. And the license agreement runs out for the length of the patent, which is through 2014 in Europe. And we are in negotiations to renew the supply agreement that we have with them. And regardless of that, though, we would continue to receive a royalty license through 2014.
<Q – Thomas McCarthy>: What are the terms of the supply agreement? What have they been? What are they now? Cost plus certain percentage?
<A – Frank Condella>: Yes, well it’s a difference between the royalty rate and cost plus. It depends on the pricing of the product. So the royalty, as Larry said, is 30%. But then we have to take cost-of-goods. In some markets, because of the pricing being lower, it turns out to be cost-of-goods plus 20%.
<A – Lawrence Gyenes>: That is correct.
<Q – Thomas McCarthy>: Thank you.

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Columbia Laboratories, Inc. CBRX Q4 2009 Earnings Call Mar. 11, 2010 Company3 Ticker3 Event Type3 Date3
Operator: [Operator Instructions] I am not showing any questions at this time.
Frank C. Condella, Jr. Interim Chief Executive Officer
Thank you, operator. I want to thank everyone who joined us today, and to our stockholders for their support. I hope you will stand with me, Columbia’s management and the Board of Directors in support of the Watson agreement, which we strongly believe is the right opportunity at the right time for Columbia and for our stockholders. Thank you and have a good day.
Operator: Ladies and gentlemen, this does conclude today’s program. You may now disconnect and have a wonderful day.
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